Exhibit 5.2

September 30, 2013

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173299) of the Company filed on April 4, 2011 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), the prospectus supplement dated March 18, 2013 (the “Prospectus Supplement”) of the Company filed with the Commission, and Pricing Supplement No. 40 dated September 25, 2013, relating to the issuance and sale by the Company of $10,577,000 principal amount of its 3.05% Senior Medium-Term Notes due February 15, 2017 (the “Securities”), that are being issued and sold by the Company pursuant to a senior indenture between the Company and The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). We have assumed that the authority granted in the Resolutions remains in effect. In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.

Zions Bancorporation

September 30, 2013

Based upon and in reliance on and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Securities have been duly authorized, executed, authenticated, issued, delivered, and when paid for, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A)      This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B)      Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form
8-K filed on September 30, 2013 and incorporated by reference in the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus supplement included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH

A Professional Corporation

/s/ Callister Nebeker & McCullough